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                     September 27, 2022

       Matthew White
       Chief Financial Officer
       CoreCard Corp
       One Meca Way, Norcross
       Norcross, Georgia 30093

                                                        Re: CoreCard Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Form 10-Q for the
Fiscal Quarter ended March 31, 2022
                                                            File No. 001-09330

       Dear Mr. White:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology